Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Second Quarter Results for Fiscal 2016 in Line with Guidance, Including the Negative Impact of Foreign Exchange

For Second Quarter 2016:

  Pre-tax loss is $6.2 million, in line with guidance, including the unexpected negative impact of foreign exchange
  Consolidated comparable sales decrease as expected; the 8.6% decrease follows an 8.8% increase in the fiscal 2015 second quarter
  Stores remodeled in the new Discovery format on average deliver positive sales versus prior year in both North America and the United Kingdom

ST. LOUIS--(BUSINESS WIRE)--August 4, 2016--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the 2016 second quarter and 26 weeks ended July 2, 2016. Second quarter results included expansion in merchandise margin with consolidated comparable sales and pre-tax loss in line with guidance, including a negative impact of $0.5 million in currency losses due to the re-measurement of the Company’s balance sheet driven by the unexpected weakening of the British pound sterling versus the U.S. dollar at quarter end.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “In the quarter, we continued to focus on executing our strategy of positioning our stores and company to achieve our long term sales and profitability goals. With that in mind, our results included an anticipated decline in consolidated comparable sales given the strength of last year’s Minions collection and an expected pre-tax loss within our guidance, inclusive of the unexpected negative foreign exchange impact.

“Our Discovery format stores continued to deliver positive results compared to our heritage stores on key metrics including sales growth and contribution margin. This positive performance, along with our strong merchandise lineup in the second half, positions us to achieve pre-tax income expansion for fiscal 2016 of 15% to 25%, which excludes the impact of foreign exchange given that we are unable to predict future fluctuations,” concluded Ms. John.

Second Quarter Fiscal 2016 Highlights (13 weeks ended July 2, 2016, compared to the 13 weeks ended July 4, 2015):

  Total revenues were $75.1 million compared to $81.0 million in the fiscal 2015 second quarter;
  Consolidated net retail sales were $73.9 million compared to $80.3 million in the fiscal 2015 second quarter;
  Consolidated comparable sales (stores and e-commerce) decreased 8.6% following an 8.8% increase in the fiscal 2015 second quarter. The fiscal 2016 second quarter included an 8.3% decrease in North America, following a 6.4% increase in the fiscal 2015 second quarter and a 10.0% decrease in Europe, following an increase of 19.0% in the fiscal 2015 second quarter;
  Sales from stores remodeled in the Company’s new Discovery format increased an average of 0.6% in North America and the United Kingdom;
  Consolidated comparable e-commerce sales increased 11.7%, following an 11.4% increase in the fiscal 2015 second quarter;
  Retail gross margin was 42.2%, a decline of 130 basis points compared to the fiscal 2015 second quarter, reflecting a 10 basis point expansion in merchandise margin offset by deleverage of fixed occupancy cost;
  Selling, general and administrative expenses (“SG&A”) were $37.1 million, or 49.3% of total revenues compared to $35.7 million, or 44.1% of total revenues in the fiscal 2015 second quarter. The increase in SG&A versus the prior year’s second quarter is primarily due to unrealized currency losses due to the re-measurement of the Company’s balance sheet driven by the significant movement in the British pound sterling, investments in new business initiatives, international expansion, the timing of marketing expenditures and the costs associated with the review of strategic alternatives;
  Total business expansion expenses were $1.7 million, including store preopening expenses of $1.2 million related to the opening of new and remodeled stores, including the Discovery format stores. This compared to $0.2 million in business expansion expenses in the fiscal 2015 second quarter;
  Pre-tax loss was $6.2 million, which included $1.7 million in business expansion costs and $0.5 million in currency losses due to the re-measurement of the Company’s balance sheet driven by the unexpected weakening of the British pound sterling versus the U.S. dollar at quarter end. This compares to a pre-tax loss of $0.4 million in the fiscal 2015 second quarter;
  Tax benefit was $1.9 million with a tax rate of 31.1% compared to a tax expense of $0.2 million with a tax rate of negative 43.4% in the fiscal 2015 second quarter; and
  Net loss was $4.3 million, or $0.28 per share compared to net loss of $0.6 million, or $0.04 per share in the fiscal 2015 second quarter.

First Six Months Fiscal 2016 Highlights (26 weeks ended July 2, 2016, compared to the 26 weeks ended July 4, 2015):

  Total revenues were $170.1 million compared to $174.4 million in the first six months of fiscal 2015;
  Consolidated net retail sales were $168.0 million, compared to $171.9 million in the first six months of fiscal 2015;
  Consolidated comparable sales (stores and e-commerce) decreased 2.8% following a 5.1% increase in the first six months of fiscal 2015. The first six months of fiscal 2016 included a 2.1% decrease in North America, following a 2.7% increase in the first six months of fiscal 2015 and a 5.9% decrease in Europe, following an increase of 16.4% in the first six months of fiscal 2015;
  Sales from stores remodeled in the Company’s new Discovery format increased an average of 5.8% in North America and the United Kingdom;
  Consolidated comparable e-commerce sales increased 5.6%, following a 9.9% increase in the first six months of fiscal 2015;
  Retail gross margin expanded 40 basis points to 45.6% from 45.2% in the first six months of fiscal 2015;
  SG&A was $76.7 million, or 45.1% of total revenues compared to $72.9 million, or 41.8% of total revenues in the first six months of fiscal 2015;
  Total business expansion expenses were $3.7 million, including store preopening expenses of $2.4 million, related to the opening of new and remodeled stores, including the Discovery format stores. This compared to $0.3 million in business expansion expenses in the first six months of fiscal 2015;
  Pre-tax loss was $1.0 million, which included $3.7 million in business expansion costs, compared to pre-tax income of $6.6 million in the first six months of fiscal 2015;
  Tax benefit was $0.2 million with a tax rate of 19.4% compared to a tax expense of $0.4 million with a tax rate of 6.4% in the first six months of fiscal 2015; and
  Net loss was $0.8 million or $0.05 per share, compared to net income of $6.2 million, or $0.35 per diluted share in the first six months of 2015.

Store Activity

During the second quarter, the Company had six store openings, six closures and completed 13 store remodels. As of July 2, 2016, the Company operated 321 company-owned stores, including 31 in its new Discovery format, with 263 locations in North America, 57 in Europe and one in China. The Company’s international franchisees ended the period with 77 stores in 11 countries.

Balance Sheet

The Company ended the fiscal 2016 second quarter with cash and cash equivalents totaling $10.2 million and no borrowings under its revolving credit facility. Total inventory at quarter-end was $55.5 million compared to $50.4 million in the prior year, an increase of 10.1%. In the fiscal 2016 second quarter, capital expenditures were $5.7 million, and depreciation and amortization were $3.8 million.

Review of Strategic Alternatives

In May 2016, the Company announced that its Board of Directors had authorized an exploration of a full range of strategic alternatives. The Company retained Guggenheim Securities, LLC as its financial advisor and Bryan Cave LLP as its legal counsel to assist with the strategic review.

No timetable has been set for the Company’s review process. The Company does not expect to comment further or update the market with any additional information on the process unless and until its Board of Directors deems disclosure appropriate or necessary. There is no assurance that this exploration will result in any strategic alternatives being announced or executed.

Fiscal 2016 Outlook

For fiscal 2016, the Company has adjusted certain expectations in consideration of the recent unexpected fluctuations of foreign exchange. The Company’s current expectations are as follows:

  Total revenue to increase in the low single-digit range compared to the prior year;
  Consolidated comparable sales to increase in the low single-digit range;
  Pre-tax income to grow 10% to 20% compared to the prior year GAAP results, which reflects its current estimate of foreign exchange. Excluding the impact of foreign exchange, pre-tax income is expected to grow 15% to 25%;
  A tax rate of approximately 34%;
  Capital expenditures in the range of $25 million to $30 million and depreciation and amortization in the range of $17 million to $19 million; and
  To end the year with approximately 345 to 350 stores, 50 to 55 of which are expected to be in its new Discovery format.

2016 Key Strategic Initiatives

To increase shareholder value, the Company expects to continue to execute its “MORE” strategic plan with key initiatives in four areas outlined below:

Expanding into More Places
The Company is focused on expanding its owned and operated locations in 2016 by adding approximately 15 to 20 stores, net of closures. Through a combination of remodels and new openings, the Company finished the quarter with 31 Discovery locations including the Company’s first store in mainland China at Disneytown at the Shanghai Disney Resort which opened in June. The Company also plans to continue to diversify its real estate portfolio with the addition of outlet format stores, shop-in-shops and seasonal pop-up locations. The Company also launched a branded experience on board Carnival Cruise Line ships through a wholesale agreement. The Company expects Carnival to expand the Build-A-Bear branded experience to 10 ships by the end of 2016.

Developing More Products
The Company plans to continue to develop and expand its offering of intellectual property concepts designed to appeal to key consumer segments. To that end, the Company’s new Horses & Hearts Riding Club collection was launched for its older girl segment delivering higher than average dollars per transaction. In addition, the Company recently launched another proprietary collection called Monster Mixters which allows consumers to add colorful arms and legs to cute monster bodies. Separately, as part of the Company’s expanding outbound licensing programs, Spin Master Corp. has launched a new Build-A-Bear branded toy line which is expected to be supported with national television advertising in the second half of 2016.

Attracting More People
The Company expects to leverage its relationships with key licensors to reach more people through a compelling offering of affinity, collectible, entertainment, sports and fashion properties. The Company has key second half offerings of licensed products, including an updated Disney Princess collection, a product line tied to DreamWorks Animation’s film, Trolls, and updated Star Wars products in advance of the next film release expected in December. The Company also expects to build on its eight consecutive quarters of consolidated e-commerce growth with enhanced enterprise selling capabilities which will allow consumers to order in store for home delivery. This program is rolling out in stores across the U.S. in advance of the holiday season.

Driving More Profitability
The Company expects to increase its 2016 pre-tax income by 10% to 20% compared to the prior year GAAP results, which reflects its current estimate of foreign exchange. Excluding the impact of foreign exchange, pre-tax income is expected to grow 15% to 25% by the disciplined execution of its stated strategies, including those initiatives detailed above as well as its on-going efforts in process improvement and organizational efficiency, system upgrades, value engineering and strategic pricing to enhance merchandise margins.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on August 11, 2016. The telephone replay is available by calling 885.384.5517. The access code is 13641175.

About Build-A-Bear

Founded in St. Louis in 1997, Build-A-Bear, a global brand kids love and parents trust, seeks to add a little more heart to life. Build-A-Bear Workshop has approximately 400 stores worldwide where guests can create customizable furry friends, including company-owned stores in the United States, Canada, Denmark, Ireland, Puerto Rico, the United Kingdom and China, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. The company was named to the FORTUNE 100 Best Companies to Work For® list for the eighth year in a row in 2016. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted a total revenue of $377.7 million in fiscal 2015. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning the potential outcome of exploring strategic alternatives, our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 17, 2016 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	July 2,	% of Total	July 4,	% of Total
	2016	Revenues (1)	2015	Revenues (1)
Revenues:
Net retail sales	$73,928	98.4	$80,279	99.1
Commercial revenue	798	1.1	187	0.2
Franchise fees	413	0.5	548	0.7
Total revenues	75,139	100.0	81,014	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	42,760	57.8	45,378	56.5
Cost of merchandise sold - commercial (1)	429	53.8	183	97.9
Selling, general and administrative	37,050	49.3	35,691	44.1
Store preopening	1,154	1.5	242	0.3
Interest (income) expense, net	(11)	(0.0)	(42)	(0.1)
Total costs and expenses	81,382	108.3	81,452	100.5
Loss before income taxes	(6,243)	(8.3)	(438)	(0.5)
Income tax (benefit) expense	(1,942)	(2.6)	190	0.2
Net loss	$(4,301)	(5.7)	$(628)	(0.8)

Loss per common share:
Basic	$(0.28)		$(0.04)
Diluted	$(0.28)		$(0.04)
Shares used in computing common per share amounts:
Basic	15,486,462		16,861,458
Diluted	15,486,462		16,861,458

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	July 2,	% of Total	July 4,	% of Total
	2016	Revenues (1)	2015	Revenues (1)
Revenues:
Net retail sales	$167,984	98.7	$171,943	98.6
Commercial revenue	1,279	0.8	1,364	0.8
Franchise fees	852	0.5	1,099	0.6
Total revenues	170,115	100.0	174,406	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	91,317	54.4	94,170	54.8
Cost of merchandise sold - commercial (1)	678	53.0	542	39.7
Selling, general and administrative	76,731	45.1	72,911	41.8
Store preopening	2,398	1.4	262	0.2
Interest (income) expense, net	(38)	(0.0)	(93)	(0.1)
Total costs and expenses	171,086	100.6	167,792	96.2
(Loss) income before income taxes	(971)	(0.6)	6,614	3.8
Income tax (benefit) expense	(188)	(0.1)	420	0.2
Net (loss) income	$(783)	(0.5)	$6,194	3.6

(Loss) income per common share:
Basic	$(0.05)		$0.36
Diluted	$(0.05)		$0.35
Shares used in computing common per share amounts:
Basic	15,448,580		16,917,272
Diluted	15,448,580		17,162,024

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	July 2,	January 2,	July 4,
	2016	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$10,156	$45,196	$41,813
Inventories	55,463	53,877	50,359
Receivables	9,380	13,346	7,693
Prepaid expenses and other current assets	13,817	16,312	14,173
Total current assets	88,816	128,731	114,038

Property and equipment, net	69,872	67,741	58,439
Deferred tax assets	10,944	10,864	2,821
Other intangible assets, net	1,859	1,738	382
Other assets, net	4,869	4,260	1,904
Total Assets	$176,360	$213,334	$177,584

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,404	$42,551	$23,140
Accrued expenses	10,427	19,286	13,269
Gift cards and customer deposits	28,864	35,391	29,746
Deferred revenue	2,250	2,633	2,596
Total current liabilities	63,945	99,861	68,751

Deferred rent	14,412	12,156	11,700
Deferred franchise revenue	636	728	836
Other liabilities	927	1,175	1,113

Stockholders' equity:
Common stock, par value $0.01 per share	159	158	170
Additional paid-in capital	66,455	66,009	69,598
Accumulated other comprehensive loss	(11,696)	(9,971)	(8,503)
Retained earnings	41,522	43,218	33,919
Total stockholders' equity	96,440	99,414	95,184
Total Liabilities and Stockholders' Equity	$176,360	$213,334	$177,584

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015

Other financial data:
Retail gross margin ($) (1)	$31,168	$34,901	$76,667	$77,773
Retail gross margin (%) (1)	42.2%	43.5%	45.6%	45.2%
E-commerce sales	$2,645	$2,412	$5,886	$5,660
Capital expenditures, net (2)	$5,696	$3,202	$11,882	$6,080
Depreciation and amortization	$3,808	$4,015	$7,619	$8,233

Store data (3):
Number of company-owned retail locations at end of period
North America			263	255
Europe			57	60
Asia			1	—
Total company-owned retail locations			321	315

Number of franchised stores at end of period			77	74

Company-owned store square footage at end of period (4)
North America			708,554	693,384
Europe			81,454	86,188
Asia			1,750	—
Total square footage			791,758	779,572

Consolidated comparable sales change (5)
North America	(8.3)%	6.4%	(2.1)%	2.7%
Europe	(10.0)%	19.0%	(5.9)%	16.4%
Consolidated	(8.6)%	8.8%	(2.8)%	5.1%

Stores	(9.3)%	8.7%	(3.1)%	5.0%
E-commerce	11.7%	11.4%	5.6%	9.9%
Consolidated	(8.6)%	8.8%	(2.8)%	5.1%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe and Asia is estimated selling square footage.
(5)	Comparable sales percentage changes are based on net retail sales and exclude the impact of foreign exchange. Stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Investors:
Build-A-Bear Workshop
Voin Todorovic, 314-423-8000 x5221
or
Media:
Build-A-Bear Workshop
Beth Kerley
bethk@buildabear.com